EXHIBIT 10.36

January 4, 2011

Mr. Bryan Stockton

250 S Bristol Avenue

Los Angeles, CA 90049

Dear Bryan:

Mattel, Inc. (the “Company”) is pleased to extend to you a promotion to the position of Chief Operating Officer, with an effective date of January 4, 2011. This letter outlines the terms surrounding your promotion.

COMPENSATION

Salary

Your annual base salary will be increased to $1,000,000 payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings.

Mattel Incentive Plan

Your 2011 Mattel Incentive Plan (MIP) award target will increase to 85% of annual base salary with a potential at maximum of 170% of annual base salary. The actual terms of your MIP award will be established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole discretion.

Long-Term Incentive Program

You will be eligible to participate in the 2011 – 2013 Long-Term Incentive Program at a level commensurate with your new position, as approved by the Compensation Committee in its sole discretion.

Equity Compensation

You will be eligible for annual grants of equity compensation at a level commensurate with your new position, as approved by the Compensation Committee in its sole discretion.

Mr. Bryan Stockton

Special Restricted Stock Unit Award

•

You will receive a special restricted stock unit award with a grant value of $1,000,000. The grant value of the restricted stock units (the “RSUs”) will be converted into a number of RSUs by dividing the grant value by the closing stock price of $25.28 on the date of grant, January 4, 2011, which equals 39,557 RSUs. The terms of the RSU award will be set forth in the grant agreement.

EXECUTIVE BENEFITS & PERQUISITES

As an executive, you will continue to be eligible to participate in the Company’s executive benefits and perquisites, including the Supplemental Executive Retirement Plan.

BENEFITS

You will continue to participate in Mattel’s benefit programs.

SEVERANCE ARRANGEMENT

You will continue to participate in the Mattel, Inc. Executive Severance Plan.

The terms of this letter do not imply employment for a specific period. This means that your employment will be at-will, and either you or the Company can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, individual written employment agreement signed by you and the Senior Human Resources Executive of Mattel, Inc.

Bryan, we are sincerely pleased to provide you with this letter detailing the terms of your new position and look forward to a mutually beneficial arrangement.

Please review the terms contained herein and sign below to indicate your understanding and concurrence. Also, note that I have enclosed two copies of the letter so that you can return a signed copy to me and retain one for your records.

Sincerely,

/s/ Alan Kaye

Mr. Bryan Stockton

Alan Kaye

Senior Vice President Human Resources

Agreed and Accepted:

/s/ Bryan Stockton	January 24, 2011
Bryan Stockton Date